Exhibit 10.2
TASK ORDER #03 AGREEMENT
Engineering Change Requests and Enhancements
This Task Order Agreement is made and entered into as of the 31th day of August, 2010 in connection with the ORBCOMM Generation 2 Procurement Agreement dated as of May 5, 2008 (the “OG2 Procurement Agreement”), in each case between ORBCOMM Inc, a Delaware corporation (“ORBCOMM”) with offices located at 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024 and SIERRA NEVADA CORPORATION, a Nevada corporation with offices located at 444 Salomon Circle, Sparks, NV 89434 (“SNC” or “SUPPLIER”).
WITNESSETH
WHEREAS ORBCOMM desires to purchase from SUPPLIER, and SUPPLIER desires to provide and sell to ORBCOMM, the following services and materials in connection with the OG2 Procurement Agreement on a cost reimbursable basis as specified herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1 — DEFINITIONS
Except as otherwise specifically defined herein, capitalized terms in this Agreement have the same meanings as in the OG2 Procurement Agreement, as applicable.
“Agreement” or “Task Order” shall mean this Task Order Agreement, including all referenced Exhibits hereto.
“Cost Reimbursement” shall mean the type of contract whereby the SUPPLIER is paid for its actual costs incurred, against a total cost estimate used for the purpose of establishing a ceiling that the SUPPLIER may not exceed, except at its own risk, without the written approval of ORBCOMM.
ARTICLE 2 — SCOPE OF WORK. Consistent with the terms and conditions set forth herein, SUPPLIER shall furnish to ORBCOMM the management, labor, facilities and materials required for the performance by it of the following work:
Section 2.1 — SUPPLIER shall design and make changes to each Satellite in order to accommodate an additional payload to bus interface port as described in Specification section 4.6.4 and communication bandwidth use changes as described in Specification section 4.6.3. Specifically, SUPPLIER, at a minimum, shall make necessary Satellite harness and other hardware changes required to support the additional payload to bus interface and shall make IPDR FPGA design changes to enable the use of a second serial port that could be used to communicate with a second serial port on the payload. At a minimum, the functionality of the IPDR changes shall be verified at the board level test to verify hardware functionality.
Section 2.2 — Program Management. SUPPLIER shall provide program management services to monitor and coordinate SUPPLIER efforts to satisfy the requirements of this Agreement. The SUPPLIER shall provide status regarding activities prescribed in this Agreement at weekly OG2 status meetings. The SUPPLIER shall provide weekly labor and monthly cost reports for the duration of this Agreement.

Section 2.3 — Technical Deliverables. SUPPLIER will provide the following deliverables:
•	Provide a copy of all Engineering Change Notice’s (ECN’s) describing the changes being made to the Satellite.

•	Provide bus to payload serial port software ICD which details the IPDR software to serial driver interface and the payload software to serial driver interface for the additional serial line.

•	Power point documentation of a system block diagram of the additional payload to bus interface.

•	Power point documentation of the command/telemetry packet protocol interface changes between the ground and the Satellite and between the payload to bus.

•	Test reports and procedures associated with verification of the serial interface and command/telementry implementation.
ARTICLE 3 — TASK ORDER CONTRACT TYPE
This Task Order is a Cost Reimbursement contract type.
ARTICLE 4 — PERIOD OF PERFORMANCE
The term of this Agreement shall be Task Order award through completion of the first Pre-Shipment Review (PSR) Milestone. ORBCOMM may terminate this Agreement at any time upon written notice to SNC and pay the Cost Reimbursement for work performed within this Task Order through the date of termination, plus reasonable actual costs associated with the settlement of terminated work.
ARTICLE 5 — CONSIDERATION AND PAYMENT TERMS
Section 5.1 — Price. The estimated Cost Reimbursement for work performed within this Task Order shall not exceed three hundred seventeen thousand five hundred fifty two U.S.D ($317,552)
Section 5.2 — Limitation of Funds. SUPPLIER shall use best efforts to perform the work specified in this Task Order within the estimated cost provided in Section 5.1. SUPPLIER is not obligated to continue performance under this Agreement or otherwise incur costs hereunder in excess of the amount allotted to this Agreement. ORBCOMM is not obligated to reimburse the SUPPLIER for costs incurred prior to the authorization to proceed dated July 19, 2010 in contemplation of this Task Order award, outside the scope of work of this Task Order or in excess of the total amount allotted by ORBCOMM to this Agreement. SUPPLIER shall provide ORBCOMM notice when costs incurred reach 75% of the total funds allotted to this Agreement.
Section 5.3 — Payment Terms. SNC shall submit invoices on a monthly basis for actual costs incurred hereunder during the preceding monthly period. Invoices will reference this Agreement and will contain the number of hours incurred by labor category, the total amount for direct labor and a listing of all other direct costs. It is envisioned that the work described herein will be performed by SNC Mechanical Engineering (“ME”), Systems Engineering (“SYS”), and Program Management (“PM”) personnel, with approximate hourly labor rates of $170 (ME), $185 (SYS) and $210 (PM) respectively. ORBCOMM shall pay SNC invoices issued pursuant to this Agreement within 30 days of invoice receipt.

ARTICLE 6 — OTHER TERMS AND CONDITIONS
Section 6.1 — OG2 Procurement Agreement. Except as otherwise expressly set forth in this Agreement, the terms and conditions of the OG2 Procurement Agreement shall remain in full force and effect and apply, as appropriate and in context, to the parties’ rights and obligations vis-a-vis the Cost Reimbursement work under this Agreement. Execution of this Task Order shall not be interpreted as a waiver of either party’s respective negotiating positions and/or rights, if any, associated with or arising out of the IRD.
IN WITNESS WHEREOF, the undersigned certify that they possess full corporate power and authority to enter in to this Agreement and have caused this Agreement to be executed as of the day and year first above written.

SIERRA NEVADA CORPORATION
By:
	Name:	Clint McElfish
	Title:	Corporate Contracts Manager

ORBCOMM INC
By:
	Name:	Christian Le Brun
	Title:	Executive Vice President, General Counsel

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